Filed pursuant to Rule 433

Registration No. 333-227001

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES H

$500,000,000

SENIOR FLOATING RATE NOTES, DUE APRIL 29, 2022

FINAL TERM SHEET

DATED APRIL 24, 2019

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due April 29, 2022 (the “Notes”)

Expected Ratings[1]:	A2 / A / AA (Stable / Stable / Stable)

Principal Amount:	$500,000,000

Issue Price:	100.000%

Trade Date:	April 24, 2019

Settlement Date (T+3) [2]:	April 29, 2019

Maturity Date:	April 29, 2022

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	3-month USD LIBOR plus 47 bps payable and reset quarterly

Fees:	0.150%

Interest Payment Dates:	Quarterly on the 29th of each January, April, July, and October, beginning July 29, 2019

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

Day Count Fraction:	Actual / 360

Listing:	None

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Optional Redemption:	None

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	78013X6E3 / US78013X6E35

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

ANZ Securities, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Comerica Securities, Inc.

Commonwealth Bank of Australia

DBS Bank Ltd.

Desjardins Securities Inc.

Fifth Third Securities, Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Regions Securities LLC

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

The Huntington Investment Company

U.S. Bancorp Investments, Inc.

Westpac Capital Markets, LLC

Academy Securities, Inc.

R. Seelaus & Co., LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, J.P. Morgan Securities LLC at 1-212-834-4533, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.